Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

SCIENTURE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.00001 par value per share	457(c)	2,097,317	(1)	$1.07	(2)	$2,244,129.19	0.00015310	$343.58	-	-	-	-
Fees Previously Paid	-	-	-	-		-		-	-	-	-	-	-	-

Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-	-	-	-	-	-
	Total Offering Amounts									$343.58
	Total Fees Previously Paid									-
	Total Fee Offsets									$-
	Net Fee Due									$343.58

(1)	Consists of 2,097,317 shares of common stock previously issued to the Selling Stockholders.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price was estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on August 20, 2025.